Exhibit 99.1

Voltari Announces Date for the 2014 Annual Meeting of Stockholders

NEW YORK – May 27, 2014 Voltari Corporation (NASDAQ: VLTC) announced today that its 2014 annual meeting of stockholders (the “2014 Annual Meeting”) has been scheduled for July 28, 2014 in New York, NY. The record date for the 2014 Annual Meeting has been set as the close of business on June 16, 2014.

A stockholder who wishes to introduce a proposal or nomination for a vote by stockholders at the 2014 Annual Meeting must deliver notice to Voltari at its executive office at 601 West 26th Street, Suite 415, New York, NY 10001 no later than the close of business on July 11, 2014 and must otherwise comply with and contain the information required by SEC rules and Voltari’s Amended and Restated By-laws (the “By-laws”). You may contact Voltari’s Corporate Secretary at the address above for a copy of the By-laws.

Additional information concerning the 2014 Annual Meeting will be included in Voltari’s 2014 Proxy Statement relating to such meeting to be filed with the Securities and Exchange Commission and mailed to Voltari’s stockholders.

About Voltari

For more than a decade, Voltari has empowered brands and agencies to maximize their advertising dollars through smart marketing and advertising solutions. Voltari’s real-time, machine-learning optimization delivers content and messaging to people who are most interested in it, when they are most likely to interact, through an integrated and scalable managed service platform. This technology enables Voltari’s clients’ campaigns to gain efficiencies that improve their performance over time. Voltari’s technology, expertise and unique go-to-market approach continually deliver higher ROI for its customers while remaining respectful of consumer privacy and compliance with all relevant privacy statutes. For more information, visit http://www.voltari.com or follow @ voltarimedia on Twitter.

Investor Contact:

Jennifer Jarman

The BlueShirt Group

(415) 217-5866

jennifer@blueshirtgroup.com